Exhibit 10.23

AAR CORP.

SECTION 162(m) ANNUAL CASH INCENTIVE PLAN

I.  PURPOSE

The purpose of the AAR CORP. Section 162(m) Cash Incentive Plan (the “Plan”) is to advance the interests of AAR CORP. (the “Company”) and its stockholders by providing certain of its key executives with annual incentive compensation under the Company’s Short-Term Incentive Plan that is tied to the achievement of a pre-established performance goal. The Plan is intended to ensure that payments pursuant to the Plan and the Company’s Short-Term Incentive Plan qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.

II.  DEFINITIONS

As used in this Plan, the terms below shall have the following meanings:

2.1                               “Award” means an award described in Article IV of the Plan.

2.2                               “Board” means the Board of Directors of the Company.

2.3                               “Code” means the Internal Revenue Code of 1986, as amended.

2.4                               “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan that is comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” within the meaning of Section 162(m) of the Code.

2.5                               “Company” means AAR CORP., a Delaware corporation.

2.6                               “Covered Employee” means an employee of the Company or an affiliate of the Company who is a “covered employee,” as defined in Section 162(m) of the Code, and any other key employee of the Company or an affiliate of the Company as the Committee may determine.

2.7                               “Net Income” means the amount of net income reported on the Company’s Consolidated Statement of Operation for a Plan Year.

2.8                               “Participant” means, with respect to any Plan Year, a Covered Employee who has been designated by the Committee as eligible to participate in the Plan for such Plan Year.

2.9                               “Plan” means this Section 162(m) Annual Cash Incentive Plan.

2.10                        “Plan Year” means the Company’s fiscal year.

III.  ADMINISTRATION

The Plan shall be administered by the Committee.  Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have full power in its discretion to select Participants, determine the sizes and types of Awards, determine the terms and conditions of the Awards in a manner consistent with the Plan, construe and interpret the Plan and any Award, document, or instrument issued under the Plan, establish, amend, or waive rules and regulations for the Plan’s administration, and amend the terms and conditions of any outstanding Award.  Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons.

IV.  AWARDS

4.1                               Award Opportunity.  An Award represents the cash annual incentive that can be paid to a Participant with respect to the applicable Plan Year.  The maximum Award opportunity for each Participant for each Plan Year shall be as follows:

Position	Award Opportunity
Chairman and Chief Executive Officer	5% of Net Income
President and Chief Operating Officer	3% of Net Income
Any other Participant	2% of Net Income

If a Participant’s position changes during a Plan Year, the Participant’s Award opportunity will be based on the position held on the last day of the Plan Year, and if a Participant holds two different positions concurrently at the end of a Plan Year, the Participant’s Award opportunity will be based on the position that provides the higher Award opportunity.  All Awards under the Plan shall be granted upon terms approved by the Committee.

4.2                               Committee Certification.  As soon as reasonably practicable after the end of each Plan Year to which an Award relates, the Committee shall certify, in writing, the amount of payment to be made to each Participant with respect to his or her Award.  The Committee may in its discretion authorize payment to a Participant of less than the maximum Award opportunity and may provide that a Participant will not receive any payment with respect to an Award.  In exercising its discretion, the Committee may consider such factors as it deems appropriate.  In no event may the Committee authorize payment at more than the maximum Award opportunity set forth in Section 4.1.

4.3                               Continued Employment Required.  A Participant shall have no right to receive payment under an Award for a Plan Year if the Participant’s employment with the Company and its affiliates terminates for any reason prior to the end of such Plan Year.

4.4                               Payment of Awards.  Payment of Awards shall be made in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion, but in no event later than two and one-half months following the end of the Plan Year to which the Award relates.

4.5                               Deferrals.  The Committee may permit a Participant to defer the receipt of his or her Award payment in accordance with the provisions of the Company’s Supplemental Key Employee Retirement Plan or successor plan thereto.

V.  TERM OF PROGRAM;
AMENDMENT OR TERMINATION OF PLAN

5.1                               Term of Plan.  The Plan shall be effective for the Plan Year commencing June 1, 2010 and shall continue in effect until terminated as provided below; provided, however, that any Award granted to a Participant who is a “covered employee” as defined in Section 162(m) of the Code shall be contingent on stockholder approval of the Plan at the Company’s 2010 Annual Meeting of Stockholders. If the Plan is not approved by stockholders at the Company’s 2010 Annual Meeting of Stockholders, any Awards granted under the Plan to such covered employees shall be null and void and of no effect.

5.2                               Amendment or Termination of Plan.  The Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code; provided, however, that no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, materially, adversely alter or impair any rights or obligations with respect to any Award payment previously certified by the Committee in accordance with Section 4.2 of the Plan.

VI.  GENERAL PROVISIONS

6.1                               Withholding.  The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of an Award.

6.2                               No Right to Continued Employment or Participation.  The Plan shall not interfere with or limit in any way the right of the Company or any affiliate of the Company to terminate any Participant’s employment at any time, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company or any affiliate.  No employee of the Company or any affiliate shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

6.3                               Replacement of 162(m) Incentive Goal Program.  This Plan supersedes and replaces the portion of the AAR CORP. 162(m) Incentive Goal Program that pertains to the Company’s annual cash bonus payments made pursuant to its Short-Term Incentive Plan.

6.4                               Repayment/Forfeiture of Award.  If the Company, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, then (a) any Participant whose Award payment is subject to automatic forfeiture due to such misconduct and restatement under Section 304 of the Sarbanes-Oxley Act of 2002, and (b) any Participant who the Committee determines either knowingly engaged in or failed to prevent the misconduct, or whose actions or inactions with respect to the misconduct and restatement constituted gross negligence, shall be required to reimburse the Company the amount of any payment of any Award earned during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.  To the extent such Award payment was deferred under the Supplemental Key Employee Retirement Plan or successor plan thereto, rather than paid to the Participant, the amount of deferred payment (and any earnings thereon) shall be forfeited.

6.5                               Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

6.6                               Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included.

6.7                               Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.